UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

          Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

        Date of Report (Date of earliest event reported) March 22, 1999



                       SIMMONS FIRST NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)



            Arkansas                  0-6253                   71-0407808
(State or other jurisdiction of     (Commission             (I.R.S. employer
incorporation or organization)      file number)            identification No.)




 501 Main Street, Pine Bluff, Arkansas                             71601
(Address of principal executive offices)                         (Zip Code)



                                 (870)541-1000
              (Registrant's telephone number, including area code)

ITEM: 5

The following is the text of a press release issued by the registrant at 4:48 P.M. Central Standard Time on March 22, 1999.


For Release:      Monday, March 22, 1999


SIMMONS FIRST ANNOUNCES ACQUISITION IN EL DORADO, ARKANSAS

         Pine Bluff, AR - J. Thomas May, Chairman, President and Chief Executive Officer of Simmons First National Corporation (SFNC) and John F. Dews, President and Chief Executive Officer of NBC Bank Corp. (NBC), announce the execution of a definitive agreement under the terms of which NBC will be merged into Simmons First National Corporation. The proposed transaction is subject to the approval of the stockholders of NBC who will receive 785,000 shares, which is 4.1638 shares of SFNC stock in exchange for each NBC share.

         Commenting on the proposed merger, Mr. May stated, "We are excited about having National Bank of Commerce (NBC) as a member of the Simmons First family. We are committed to growth within Arkansas and offering the Simmons First philosophy of community banking throughout the state. NBC will continue to be a separate community bank with the same board of directors, management and staff. This partnership allows us to fill a geographical void that we currently have in our efforts to establish a network of community banks throughout Arkansas. The board of directors, John Dews and their team, have done an excellent job of serving El Dorado and we are pleased that they will continue that leadership as a part of the Simmons First team. El Dorado is my hometown and I'm excited about prospects that come from this partnership."

         John F. Dews, President and Chief Executive officer of NBC, Bank Corp. said, "We are pleased with the advantages and opportunities this affiliation brings to our customers, our employees, our shareholders, and our community. NBC customers will continue to receive personal service from the staff they know, while benefiting from expanded products and services made available through our partnership with Simmons First. In addition, our stockholders will be afforded a broader based investment opportunity and a security listed and traded on a national stock exchange as Simmons First stockholders."

         Approximately $990,000 in restructuring and merger related costs are anticipated in connection with the transaction. SFNC anticipates the transaction will be accretive to earnings during 2000.

         The transaction is subject to regulatory approval from the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency. The regulatory applications are expected to be filed within 30 days and the approval of shareholders of NBC will be sought in the second quarter of 1999. The transaction is expected to close during the third quarter of 1999. The transaction is subject to certain conditions relating to the economic and market performance of the parties prior to consummation.

     NBC Bank Corp. owns National Bank of Commerce, El Dorado, Arkansas with consolidated assets of approximately $147 million.

     SFNC  presently  owns  eight  banks  in  Arkansas,   and  conducts  banking
operations from 47 offices in 26 communities, with consolidated assets of $1.5 billion.


                                    # # # # #

FOR MORE INFORMATION CONTACT:

J. Thomas May
Chairman, President and Chief Executive Officer
Simmons First National Corporation
(870) 541-1103

John F. Dews
President and Chief Executive Officer
NBC Bank Corp.
(870) 881-5110